EXHIBIT 10.26

TENANCY AGREEMENT FOR BUSINESS PREMISES

Index-linked

Owner:	MARTIVAL Sàrl
represented by:	Agence Immobilière RIBORDY SA — Avenue de la Gare 8 — 1920 Martigny
Manager:
Place of real property	Rue du Collège 1 — 1920 Martigny
Tenant:	FLAGSTONE Réassurance Suisse, SA
validly represented by the single signature of Mr Berndt RAEDER
Let for following use:	all business activities of a reinsurance company
Under the sign of:		Floor:	3rd floor
comprising:	an entry hall and corridors
four offices — a separate toilet
		Floorspace:	approx. 146 square metres
Additional rooms:		Former tenant:	UBS SA

The present tenancy agreement is concluded between the owner and the tenant under the following terms:

1.            TERM

The present contract shall be concluded for a term of —two— years; it shall begin on 1 October 2006 at noon and end on 30 September 2008 at noon. Unless an undersigned notice of termination is given by official form on the part of the lessor or in writing on the part of the tenant (at least six months in advance), posted by registered letter at the post office no later than on 31 March 2008 at noon, the present tenancy agreement shall be renewed with full rights and under the same conditions for—one— year, and in the same way year by year thereafter.

2.            RENT

	ANNUAL		QUARTERLY		MONTHLY
Net minimum rent	CHF	30,000.00	CHF	7,500.00	CHF	2,500.00
** By instalment for ancillary costs (art. 4)	CHF	3,000.00	CHF	750.00	CHF	250.00
** taxes included	CHF		CHF		CHF
Total	CHF	33,000.00	CHF	8,250.00	CHF	2,750.00

The parties agree upon a reserve for increase of CHF, in order to permit the lessor to adapt the rent within the limits of gross revenue to ensure that costs are covered, pursuant to art. 269a letter c of the Swiss Code of Obligations (hereinafter called CO).

The net rent quoted under subclause 2 shall be linked to the Swiss cost-of-living index. The index of reference shall be the one valid on the day the agreement is concluded.

By means of one month’s previous notice by registered letter, the rent may be adjusted proportionately to the development of the Swiss cost-of-living index. The increase in rent shall correspond to the total increase of the index, as has occurred since the last rent was determined.

A change can only be notified once a year by means of the official form.

The rent can no longer be indexed if the tenancy is not extended for a term of at least 5 years. An ordinary increase shall remain possible.

The increase can exceed the development of the Swiss cost-of-living index if additional services are provided by the lessor.

4.            ANCILLARY COSTS

4.1    Cost of heating and warm water supply

The tenant commits himself, together with the other tenants of the real property, to participate in the payment of expenses caused by the cost of heating and warm water supply. This concerns in particular expenses for fuel and energy used, electrical energy used for the burners and pumps, cleaning of the heating system and the chimney, periodical checks of the heating system, including the oil tank and descaling of the warm water system, servicing of the heat metres, maintenance,  insurance premium payment exclusively related to the heating system, and administrative work caused by the operation of the heating system, all these up to the maximum of the customary rates.

Repairs, renewal of the heating system, payment of interest and amortisation for the system shall not be regarded as cost of heating and warm water supply.

4.2             The tenant, together with the other tenants, shall participate in the payment of public charges and taxes such as the fees for sewage disposal (maintenance and use) and refuse collection and any other fees, etc.

In the absence of allocation by the authority, charges and taxes shall be apportioned according to the quotas of the rented premises.

4.3             Other ancillary costs

Other ancillary costs not included in the rental fee comprise the following expenses (please delete the ones which do not apply):

a)         supply of and taxes for water, electricity and gas, cost of operation and periodical servicing of the elevator, washing machine, tumbler and air conditioning, fees for cable television, salaries and social security contributions for the janitor and gardener, cleaning products, cleaning of the joint areas of the real property, maintenance of the garden, fees and taxes for the communal aerial, cost and taxes for general lighting.

b)

The participation of the tenant in cost of heating and warm water supply as well as any additional expenses must correspond to the effective costs.

Every year, at the end of the heating period, an account of the total expenditures relating to the real property shall be rendered. The tenant shall receive his annual statement of account; the overall account together with the means of evidence shall be held at his disposal. Additional payments or refunds, as the case may be, shall be effected within 30 days after the delivery of the statement of account.

5.      PAYMENT OF THE RENT (art. 257c CO)

The rent, ancillary costs for heating and utilities are payable each month in advance at the domicile of the lessor or to his postal or bank account.

If the tenant is in arrears with the payment of a monthly instalment for more than ten days and a written reminder remains ineffective, the lessor may demand that the rent as well as ancillary costs for heating and utilities be paid on a quarterly basis in advance beginning from the month following the date of delay defined in the reminder.

6.      GUARANTIES — SECURITIES (art. 257e CO)

The tenant will provide such financial securities as the lessor may demand. The securities must be provided within thirty days after signing the agreement, but no later than the date when the tenant moves into the premises.

If the lessor receives a guarantee in cash he must deposit it on a savings account established under the tenant’s name with a bank at the place of the real property within ten days. Likewise, if the tenant himself establishes the guarantee this shall be done in the same way.

It guarantees the execution of the tenant’s obligations pursuant to the present tenancy agreement or the occupancy of the rented object above and beyond the tenancy agreement.

The withdrawal of the total or a part of the amount or assets deposited as security shall require the joint signature of the lessor and the tenant or a judicial decision.

In the absence of a civil action filed within one year after the date when the tenant surrendered the premises which were object of the guarantee, the latter is completely released and the tenant or his representative is authorised to regain possession of the funds.

The guarantee will be released on the agreement of the parties or, in the absence of such agreement, according to the provisions of art. 257e CO.

Amount:                      CHF 8,000.00

Address of the guarantor or depository:  Agence Immobilière RIBORDY SA - 1920 Martigny

Nature of guarantee:              savings account

The lessor is obliged to deliver the object on the date agreed upon in a condition suitable for the use for which it was rented.

Upon entry of the tenant, the condition of the premises, also including inventory and the state of accessories, is recorded in duplicate and in the presence of both parties and signed by them on location; one copy is immediately handed over to each of them.

This shall form an integral part of the tenancy agreement.

The lessor must inform the tenant of defects known to him.

8.      DEFECTS OF THE RENTED OBJECT

The tenant shall without delay inform the lessor of defects which he is not obliged to repair himself.

The tenant shall be liable for any damage arising from neglect to inform the lessor.

The tenant shall be obliged to maintain the object in a condition suitable for the use for which it was rented, except for small cleaning work or repairs indispensable for the normal maintenance of the object, which are incumbent upon the lessor.

9.      INSPECTION AND VIEWING OF THE OBJECT (art. 257h CO)

The tenant must authorise the lessor to inspect the object to the extent as such inspection is necessary for the maintenance, the sale or the future letting of the object.

If the owner must or wants to visit the rented premises he shall, except in cases of urgency, give five days’ previous notice to the tenant and shall take into account the latter’s interests.

This period of notification is reduced to 24 hours in case of premature surrender.

These visits may take place on any day, except for Sundays and holidays.

10.    INSURANCE

The lessor and the tenant are obliged to conclude an insurance covering third-party liability arising from the present tenancy agreement.

The tenant shall insure at his own expense all his valuable good and personal equipment located in the rented premises or the real property for their value against the risks of fire, explosion and damage by water.

The tenant alone shall bear the consequences of not having met this obligation, at the total exoneration of the lessor.

11.       WORK

11.1      Arranged for by the tenant (art. 260a CO)

If the tenant wishes to renovate or modify the rented object he shall request the previous written consent of the lessor and include the plans and projects of the modifications.

The lessor must decide within thirty days.

The lessor may demand the presentation of a guarantee for payment of the planned work.

The modifications, improvements or repairs shall not interfere with the security, protection of health, aesthetic appeal or value of the building.

Moreover, they must correspond to the legal or official administrative provisions.

11.2      Arranged for by the lessor (art. 260 CO)

The lessor has the right of renovation of the object provided that carrying out the work is reasonable for the tenant and the tenancy agreement has not been terminated.

12.       SUBTENANCY (art. 262 CO)

If the tenant wishes to sublet the entire object or a portion thereof he shall request the lessor’s previous written consent, indicating the conditions of the subtenancy and the information demanded by the lessor according to art. 262 of the Swiss Code of Obligations.

The lessor must decide within thirty days after receipt of the notice.

13.       PREMATURE SURRENDER OF THE RENTED OBJECT (art. 264 CO)

If the tenant surrenders the object without observing the notice period he must inform the lessor in writing, indicating the date of the surrender of the object, and he must present at least one solvent tenant who is willing to accept the tenancy agreement at the same conditions as effective as at the date of the surrender of the object indicated by the tenant. If the lessor has reasonable objections against the candidate, he must without delay inform the tenant about the reasons for his disapproval.

In such a case, the tenant must respect at least a period of one month as per end of any month for his termination.

Under no circumstances will the lessor be obliged to accept the conclusion of an agreement with the person proposed by the tenant, provided that the latter has been released accordingly.

14.       RETURN OF THE OBJECT (art. 267 CO)

At the end of the tenancy agreement, the tenant must return the object in a condition resulting from use corresponding to the agreement, local practices being reserved. On the maturity date the tenant shall return the premises and any additional rooms.

The condition of the premises, also including inventory and the state of accessories, is recorded in duplicate and in the presence of both parties and signed by them on location; one copy is immediately handed over to each of them. This record shall be established in the empty premises if possible.

15.       RENT — TERMS OF PROCEDURE

Pursuant to the law an interest rate of 8% per year is payable on any benefits falling due under the present agreement. This tenancy agreement includes acknowledgement of debt as defined by art. 82 LP (federal law on prosecution and bankruptcy).

In case of several tenants, all of them are jointly and severally liable for any obligations arising from the present tenancy agreement.

The lessor ((illegible)) for the proper operation of the general services of the real property (water, gas, heating, air conditioning, elevator, etc), but does not guarantee its permanent working. In case of interruption, he commits himself to make every effort to achieve proper operation again.

16.       TENANT’S DUTIES

Apart from the obligations conveyed to him by law, the General Conditions, rules and local practices of the canton of Valais and the provisions of this agreement, the tenant commits himself to

a)         renounce his cellar without compensation in case the authorities should demand the construction or the modification of shelters for civil defence;

b)        choose wallpapers and paints with neutral colours with the previous consent of the lessor, otherwise he can be required to replace them at his expenses when moving from the object;

c)         pay a share of at least CHF 50.00 for any intervention regarding technical equipment (e.g. cooker, washing machine, refrigerator, cooker hood); the total cost of repair shall be to his debit in the event of negligence or carelessness on his part;

d)        tolerate work intended for the elimination of defects of the object as well as for repair or prevention of damage.

18.       RIGHT OF RETENTION

The tenant commits himself to keep his premises constantly equipped with furniture owned by him, sufficient to guarantee the rent of the last year and of the current semester.

The lessor may avail himself of the right of retention for all benefits derived from the present tenancy agreement.

19.       DEVIATION FROM THE PRESENT TENANCY AGREEMENT

A deviation tolerated solely on account of complaisance may be revoked by the lessor at any time without specification of the reason by means of 30 days’ previous notice sent by registered letter.

The premises or additional rooms made available free of charge and on account of complaisance can be withdrawn by the lessor by means of 30 days’ previous notice.

20.       SANCTIONS

Disregard of the tenancy agreement, the law, the General Conditions, the rules and local practices of the canton of Valais and other provisions forming integral parts thereof by one of the parties gives the other party the right to cancel the present agreement according to the form required by law after a reminder, compensation for damage being reserved.

21.       The Swiss Code of Obligations (CO) and other relevant legal provisions as well as the General Conditions, the rules and local practices of the canton of Valais shall apply to the present tenancy agreement, subject to the above-mentioned conditions as agreed upon.

22.       JURISDICTION

The parties have chosen the domicile and the court at the place of the landed property as the place of jurisdiction for all disputes arising from the application or interpretation of the present agreement.

23.       SPECIAL PROVISIONS

Thus done and signed in duplicate at                Zug and Martigny        on       29 September 2006

The tenant(s)	The owner / lessor

FLAGSTONE Reassurance Suisse SA

by Mr Berndt RAEBER	R I B O R D Y
((signature))	AGENCE IMMOBILIERE

AVENUE DE LA GARE 8 - CP 888
CH 1920 MARTIGNY 1

Edited and distributed by:	L’Association valaisanne des professionels de l’immobilier (API * WIT)
La Chambre immobilière du Valais et association de propriétaire fonciers (CIV)

The reproduction of this form and its passing on to persons which are not member of the API * WIT or the CIV is not permitted.